CHANGE OF CONTROL EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the [____] day of [____] , [____] (“Agreement”), by and between Taubman Centers, Inc., a Michigan corporation (together with its successors, “Taubman”), The Taubman Realty Group Limited Partnership, a Delaware limited partnership (together with its successors, “TRG”) and [_________] (“Executive”). This Agreement replaces and supersedes any prior change of control agreement between Taubman and the Executive.

WHEREAS, the Board of Directors of Taubman (“Board”), has determined that it is in the best interests of Taubman and its stockholders to assure that the Company (as defined below) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the current Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the Executive’s compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused Taubman to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1.	Certain Definitions.
(a)	“Affiliated Company” means any company controlled by, controlling or under common control with Taubman.
(b)	“Change of Control” means the first to occur of any of the following events:
(1)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) other than an Existing Shareholder (“Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-outstanding shares of common stock of Taubman (“Outstanding Taubman Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of Taubman entitled to vote generally in the election of directors (“Outstanding Taubman Voting Securities”); provided, however, that, for purposes of this Section 1(b), the following acquisitions will not constitute a Change of Control: (i) any acquisition directly from Taubman; (ii) any acquisition by Taubman; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Taubman or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(b)(3)(A), 1(b)(3)(B) and 1(b)(3)(C) of this Agreement.

(2)

Any time at which individuals who, as of the date hereof, constitute the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for

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election by Taubman’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(3)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Taubman or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Taubman, or the acquisition of assets or stock of another entity by Taubman or any of its subsidiaries (each, “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Taubman Common Stock and the Outstanding Taubman Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Taubman or all or substantially all of Taubman’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Taubman Common Stock and the Outstanding Taubman Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Taubman or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 33% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(4)	Approval by the stockholders of Taubman of a complete liquidation or dissolution of Taubman.
(5)

Termination, non-renewal, material amendment or material modification of the Master Services Agreement between TRG and The Taubman Company LLC dated as of November 30, 1992, as amended through the date hereof or the Corporate Services Agreement between the Taubman and the Taubman Company LLC dated as of November 30, 1992, as amended through the date hereof, other than any such termination, non-renewal, amendment or modification which has been previously approved by a majority of the Independent Directors (as defined in Taubman’s Restated Articles of Incorporation) serving on the Incumbent Board.

(c)	“Company” means Taubman and the Affiliated Companies.
(d)

“Coverage Period” means the period commencing on the date this Agreement is executed and ending on the third anniversary of that date; provided, however, that, commencing on the date one year after the date this Agreement is executed, and on each annual anniversary of that date (such date and each annual anniversary thereof, “Renewal Date”), unless previously terminated, the Coverage Period will be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, Taubman gives notice to the Executive that the Coverage Period will not be so extended.

(e)

“Existing Shareholder” means A. Alfred Taubman or any of his issue or any of his or their respective descendants, heirs, beneficiaries or donees or any trust, corporation, partnership, limited liability company or other entity if substantially all of the economic interests in such entity are held by or for the benefit of such persons.

(f)

“Qualification Date” means the first date during the Coverage Period on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control, or (2) otherwise arose in connection with or in anticipation of a Change of Control, then “Qualification Date” means the date immediately prior to the date of such termination of employment.

Section 2.         Employment Period. Taubman hereby agrees to continue, or cause one of the Affiliated Companies to continue, the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Qualification Date and ending on the third anniversary of the Qualification Date (“Employment Period”). The Employment Period will terminate upon the Executive’s termination of employment for any reason.

Section 3.	Terms of Employment.
(a)	Position and Duties
(1)

During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Qualification Date and (B) the Executive’s services will be performed at the office where the Executive was employed immediately preceding the Qualification Date or at any other location less than 35 miles from such office.

(2)

During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it will not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Qualification Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Qualification Date will not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)	Compensation and Benefits
(1)

Base Salary. During the Employment Period, the Executive will receive an annual base salary (“Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company in respect of the 12-month period immediately preceding the month in which the Qualification Date occurs. The Annual Base Salary will be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary will be reviewed for increase, but not decrease, at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Qualification Date. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase and the term “Annual Base Salary” will refer to the Annual Base Salary as so increased.

(2)

Annual Bonus. In addition to the Annual Base Salary, the Executive will be awarded, for each fiscal year ending during the Employment Period, an annual bonus (“Annual Bonus”) in cash at least equal to the Executive’s highest bonus earned under the Company’s Annual Incentive Plans, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Qualification Date (or for such lesser number of full fiscal years prior to the Qualification Date for which the Executive was eligible to earn such a bonus, and annualized in the case of any bonus earned for a partial fiscal year) (“Recent Annual Bonus”). (If the Executive has not been eligible to earn such a bonus for any period prior to the Qualification Date, “Recent Annual Bonus” means the Executive’s target annual bonus for the year in which the Qualification Date occurs.) Each such Annual Bonus will be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive elects to defer the receipt of such Annual Bonus.

(3)

Incentive, Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company, but in no event will such plans, practices, policies and programs provide the Executive with incentive (but not savings or retirement) opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Qualification Date. Notwithstanding any provision in any plan or award agreement to the contrary, effective as of the Qualification Date, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award held by the Executive that is outstanding as of the Change of Control will immediately vest and, if applicable, become exercisable. Notwithstanding the foregoing, any award under the Long-Term Incentive Plan and any 409A Award, as defined under the Long-Term Performance Compensation Plan, outstanding as of the Change of Control will vest and become payable according to the terms of the respective plans.

(4)

Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company.

(5)

Expenses. During the Employment Period, the Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Qualification Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company.

(6)

Fringe Benefits. During the Employment Period, the Executive will be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Qualification Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company.

(7)

Office and Support Staff. During the Employment Period, the Executive will be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the 120-day period immediately preceding the Qualification Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company.

(8)

Vacation. During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for the Executive at any time during the 120-day period immediately preceding the Qualification Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company.

Section 4.	Termination of Employment.
(a)

Death or Disability. The Executive’s employment will terminate automatically if the Executive dies during the Employment Period. If Taubman determines in good faith that a Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of Disability), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company will terminate effective on the 30th day after receipt of such notice by the Executive (“Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive has not returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)	Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:
(1)

the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of Taubman that specifically identifies the manner in which the Board or the Chief Executive Officer of Taubman believes that the Executive has not substantially performed the Executive’s duties; or

(2)	the willful engaging by the Executive in illegal conduct, or gross misconduct, that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the instructions of the Chief Executive Officer of Taubman or a senior officer of Taubman or based on the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive will not be deemed to be for Cause unless and until there have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

(c)	Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:
(1)

the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of Taubman’s ceasing to be a publicly-traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2)

any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3)

the Company’s requiring the Executive (A) to be based at any office or location other than as provided in Section 3(a)(1)(B), (B) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Qualification Date, or (C) to travel on Company business to a substantially greater extent than required immediately prior to the Qualification Date; or

(4)	any failure by Taubman to comply with and satisfy Section 10(c).

For purposes of this Section 4(c), any good faith determination of Good Reason made by the Executive will be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) will not affect the Executive’s ability to terminate employment for Good Reason.

(d)

Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, will be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination will be not more than 30 days after the giving of such notice). The failure by Taubman or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason will not waive any right of Taubman or the Executive, respectively, hereunder or preclude Taubman or the Executive, respectively, from asserting such fact or circumstance in enforcing Taubman’s or the Executive’s respective rights hereunder.

(e)

Date of Termination. “Date of Termination” means:  (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination (which date may not be more than 30 days after the giving of such notice), as the case may be; (2) if the Executive’s employment is terminated by Taubman other than for Cause or Disability, the date on which the Company notifies the Executive of such termination; (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination; or (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 5.	Obligations of the Company Upon Termination.
(a)

Good Reason or Other Than for Cause, Death, or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates employment for Good Reason:

(1)	Taubman will pay, or will cause one of the Affiliated Companies to pay, to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:
A.

The sum of:  (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (ii) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(5) but have not been reimbursed by the Company as of the Date of Termination; (iii) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination; (iv) the product of (A) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus

paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the “Highest Annual Bonus”) and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and (v) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), (iii), (iv) and (v), “Accrued Obligations”); and

B.	The amount equal to the product of (i) two and one-half (2.5) and (ii) the sum of (A) the Executive’s Annual Base Salary and (B) the Highest Annual Bonus.
(2)

For 30 months after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to the Executive and/or the Executive’s family as in effect generally at any time thereafter with respect to other peer executives of the Company and their families; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive comparable benefits under another employer-provided plan, the medical and other welfare benefits described herein will terminate. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive will be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period.

(3)

Taubman will provide, or cause one of the Affiliated Companies to provide, the Executive with outplacement benefits through the services of an independent outplacement consulting firm selected by Taubman, at prevailing rates, during the 12-month period following the Date of Termination.

(4)

To the extent not theretofore paid or provided, Taubman will timely pay or provide, or cause one of the Affiliated Companies to timely pay or provide, to the Executive any Other Benefits (as defined in Section 6).

(b)

Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, Taubman will provide, or cause one of the Affiliated Companies to provide, to the Executive’s beneficiary provided to Taubman in writing (“Beneficiary”) or, in the event the Executive has no living Beneficiary or has not identified a Beneficiary, the Executive’s estate, the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under this Agreement. The Accrued Obligations will be paid to the Executive’s Beneficiary or estate, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other

Benefits” as utilized in this Section 5(b) includes, without limitation, and the Executive’s estate and/or beneficiaries will be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of peer executives of the Company under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Qualification Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and their beneficiaries.

(c)

Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability during the Employment Period, Taubman will provide, or cause one of the Affiliated Companies to provide, the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under this Agreement. The Accrued Obligations will be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) includes, and the Executive will be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Qualification Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and their families.

(d)

Cause or Other Than For Good Reason. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, Taubman will provide to the Executive, or cause one of the Affiliated Companies to provide to Executive, in a lump sum in cash within 30 days of the Date of Termination:  (1) the Executive’s Annual Base Salary through the Date of Termination; (2) the amount of any compensation previously deferred by the Executive; (3) any accrued vacation pay; (4) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(5) but have not been reimbursed by the Company as of the Date of Termination; and (5) the Other Benefits, in each case, to the extent theretofore unpaid, and will have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, Taubman will provide to the Executive, or cause one of the Affiliated Companies to provide to the Executive, the Accrued Obligations, and the timely payment or delivery of Other Benefits, and will have no other severance obligations under this Agreement. In such case, all the Accrued Obligations will be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

Section 6.          Non-Exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor, subject to Section 11(f), will anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with Taubman or any of the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) will be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive will not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7	Full Settlement; Legal Proceedings.
(a)

Full Settlement. Taubman’s obligation to make or cause one of the Affiliated Companies to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts will not be reduced whether or not the Executive obtains other employment, except as otherwise provided in this Agreement.

(b)

Legal Proceedings. Any dispute or controversy arising under or in connection with this Agreement must be settled by arbitration, conducted at a location in Michigan or at such other location as the parties may mutually agree, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrator(s) in that proceeding will be binding on all parties. Taubman will pay, or cause one of the Affiliated Companies to pay, as incurred (within 15 days following Taubman’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any dispute or controversy (regardless of the outcome thereof) by Taubman, any of the Affiliated Companies, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 8	Possible Reduction; Gross-Up
(a)

Definitions Relating to this Section. For purposes of this Section 8: (1) “Payment” means any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise that would be considered payments contingent on a change in the ownership or effective control or in the ownership of a substantial portion of the assets of Taubman, as described in Section 280G(b)(2)(A)(i) of the Code; (2) “Separation Payment” means a Payment paid or payable pursuant to this Agreement (disregarding this Section); (3) “Present Value” means such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (4) “Reduced Amount” means an amount expressed in Present Value that maximizes the aggregate Present

Value of Separation Payments without causing any Payment to be nondeductible because of Section 280G of the Code.

(b)

Accounting Firm. Taubman will select, prior to any Change of Control, in its discretion, a nationally recognized accounting firm (“Accounting Firm”) to make the determinations contemplated by this Section 8. All determinations made by the Accounting Firm under this Section 8 will be binding on Taubman and the Affiliated Companies and the Executive and will be made within 60 days of a termination of employment of the Executive, except as set forth in Section 8(e). All determinations by the Accounting Firm under this Section 8 are made solely for calculating amounts payable under this Agreement and not for calculating the Executive’s tax liability for amounts paid under this Agreement or for advising the Executive as to such liability.

(c)

Reduction or Gross-Up. Notwithstanding anything in this Agreement to the contrary, in the event that the Accounting Firm determines that Payments to the Executive would equal or exceed 100%, but would not exceed 110%, of three times the Executive’s base amount, as defined in Section 280G(b)(3) of the Code (“Base Amount”), the aggregate Separation Payments will be reduced (but not below zero) to the Reduced Amount. If, however, the Accounting Firm determines that Payments to the Executive would exceed 110% of three times the Executive’s Base Amount, Separation Payments will not be reduced and Taubman will pay the Executive an additional amount sufficient to pay the excise tax on the Payments imposed under Section 4999 of the Code (“Excise Tax”), plus the amount necessary to pay all of the Executive’s federal, state and local taxes arising from Taubman’s payments to the Executive pursuant to this sentence. This is intended to be a full gross-up of the taxes owed by the Executive on account of the Excise Tax.

(d)

Reduction Calculations. If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, Taubman will promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his or her sole discretion, which and how much of the Separation Payments will be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount), and will advise Taubman in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Executive within such ten-day period, Taubman may elect which of such Separation Payments will be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount) and will notify the Executive promptly of such election. As promptly as practicable following such determination, Taubman will pay or distribute, or cause one of the Affiliated Companies to pay or distribute, to or for the benefit of the Executive such Separation Payments as are then due to the Executive under this Agreement, and will promptly pay or distribute, or cause to be paid or distributed, to or for the benefit of the Executive in the future such Separation Payments as become due to the Executive under this Agreement, taking into account, in each case, the possible reduction or elimination of Separation Payments pursuant to the preceding provisions of this Section 8.

(e)	Overpayment or Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Payments, Base Amount and Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Taubman or any of the Affiliated Companies or the Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed to or for the benefit of the Executive will be repaid by the Executive, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no such payment will be made by the Executive if and to the extent such payment would neither reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code nor generate a refund of such taxes. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be promptly paid to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(f)	Fees and Expenses. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 will be borne by the Company.
(g)

Tax Controversies. In the event of any controversy with the Internal Revenue Service or other taxing authority with regard to the Excise Tax, the Executive will permit Taubman to control issues related to the Excise Tax, at its expense, provided that such issues do not materially adversely affect the Executive. In the event issues are interrelated, the Executive and Taubman will cooperate in good faith so as to avoid jeopardizing resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated taxes, the Executive will permit a representative of Taubman to accompany the Executive, and the Executive and the Executive’s representative will cooperate with Taubman and its representative.

Section 9	Protection of Company Interests.
(a)

Confidentiality. The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to Taubman or any of the Affiliated Companies, and their respective businesses, which information, knowledge or data was obtained by the Executive during the Executive’s employment by the Company and which information, knowledge or data will not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive will not, without the prior written consent of Taubman or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event will an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)

Release. Notwithstanding anything in this Agreement to the contrary, any payment to be made to the Executive under Section 5(a) of this Agreement is conditioned on the Executive signing a release agreement, on behalf of himself, his heirs, administrators, executors, agents, and assigns, that will forever release and discharge the Company and its agents from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever related in any way to the Company’s employment of the Executive, whether known or unknown, vested or contingent, in law, equity or otherwise, that the Executive has ever had, now has, or may hereafter have against the Company or its agents for or on account of any matter, cause, or thing whatsoever that has occurred prior to the date of the signing this Agreement. The release will include, but not be not limited to:  all federal and state statutory and common law claims, claims related to employment or the termination of employment or related to breach of contract, tort, wrongful termination, discrimination, harassment, defamation, fraud, wages, or benefits, or claims for any form of equity or compensation. This release will not include, however, release of any right of indemnification, or director or officer insurance protection, the Executive may have under this Agreement or for any liabilities and costs of defense arising from the Executive’s actions within the course and scope of employment with the Company.

Section 10	Successors.
(a)

This Agreement is personal to the Executive, and, without the prior written consent of Taubman, will not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s (or, in the event of the Executive’s death, the Executive’s Beneficiary’s) legal representatives.

(b)

This Agreement will inure to the benefit of and be binding upon Taubman and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement will not be assignable by Taubman.

(c)

Each of Taubman and TRG will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that it would be required to perform it if no such succession had taken place. Any such successor is included in the definition of “Taubman” or “TRG.”

Section 11	Miscellaneous.
(a)

This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and will have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)

All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file at the Company.

If to Taubman:

Taubman Centers, Inc.

200 East Long Lake Road

Suite 300

Bloomfield Hills, Michigan 48304

Attention: General Counsel

If to TRG:

The Taubman Realty Group Limited Partnership

200 East Long Lake Road

Suite 300

Bloomfield Hills, Michigan 48304

Attention: General Counsel

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

(c)	The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.
(d)

Taubman may withhold or cause to be withheld from any amounts payable under this Agreement such United States federal, state, local, employment or foreign taxes as required to be withheld pursuant to any applicable law or regulation.

(e)

The Executive’s or Taubman’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or Taubman may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)

The Executive, Taubman and TRG acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and Taubman or any of the Affiliated Companies, the employment of the Executive by the Company is “at will” and, subject to Section 1(f), prior to the Qualification Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Qualification Date, in which case the Executive will have no further rights under this Agreement. From and after the Qualification Date, except as specifically provided herein, this Agreement will supersede any other agreement between the parties with respect to the subject matter hereof.

(g)	The Executive acknowledges that the Company has not provided any advice to the Executive regarding the Executive’s potential or actual tax liabilities in connection with this Agreement and that the Company has advised the Executive to retain qualified tax counsel.

Section 12      Guarantee. TRG hereby irrevocably, absolutely and unconditionally guarantees the payment of all compensation and benefits (“Benefits”) that Taubman or the Company is obligated to provide or cause to be provided to the Executive under this Agreement. This is a guarantee of payment and not a collection, and is the primary obligation of TRG, and the Executive may enforce this guarantee against TRG without any prior enforcement of the obligation to make the Benefits against Taubman.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, Taubman and TRG have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[Executive]

TAUBMAN CENTERS, INC.,

a Michigan corporation

By:

Its:

As guarantor of Taubman Centers, Inc.:

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,

a Delaware limited partnership

By:

Its Authorized Signatory